Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 6, 2023, except for the effect on the consolidated financial statement of the restatement described in Note 20, as to which the date is May 13, 2024, with respect to the consolidated financial statements of Kingtitan Technology Limited, for the years ended March 31, 2023 and 2022 in this Registration Statement Amendment No.1 to Form F-1 of Kingtitan Technology Limited filed with the Securities and Exchange Commission.

/s/ TPS Thayer, LLC

Sugar Land, Texas

June 13, 2025